Exhibit 4.6

DATED 8 MARCH 2017

(1) BT GROUP PLC

(2) JAN DU PLESSIS

CHAIRMAN’S SERVICE CONTRACT

1.	INTERPRETATION	3

2.	PERIOD	5

3.	DUTIES	5

4.	SHARE DEALING AND OTHER RULES	6

5.	CONFLICTS	7

6.	SALARY	7

7.	INSURANCE	8

8.	HOLIDAY	8

9.	CAR	9

10.	TELECOMMUNICATIONS FACILITIES	9

11.	SICK PAY	9

12.	MEDICAL EXAMINATION	9

13.	EXPENSES	9

14.	PROFESSIONAL SUBSCRIPTIONS AND ADVICE	9

15.	INTELLECTUAL PROPERTY	10

16.	DISCIPLINARY AND GRIEVANCE PROCEDURE	10

17.	OBLIGATION TO PROVIDE WORK	10

18.	TERMINATION	11

19.	CONFIDENTIALITY	13

20.	RESTRICTIONS	13

21.	DATA PROTECTION	14

22.	CONTINUATION	14

23.	VARIATION	14

24.	NOTICES	14

25.	COUNTERPARTS	14

26.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	15

27.	MISCELLANEOUS	15

DATED 8 MARCH 2017

PARTIES

1)	BT GROUP PLC (registered number 4190816) whose registered office is at 81 Newgate Street, London, EC1A 7AJ (BT)

2)	Jan du Plessis whose address is 81 Newgate Street, London EC1A 7AJ (the Director)

1.	INTERPRETATION

1.1	In this Agreement the following expressions shall mean:

Associated Company	any company or venture in which BT or any other member of the BT Group has a shareholding or equity participation;

Benefits	pension benefits, health cover, dental cover, the car currently provided, together with the cost of car maintenance, insurance and motor vehicle tax (but not petrol);

Board	the board of directors of BT, or a committee of the board;

BT Group	BT, all its Subsidiaries from time to time and any Holding Company (or any Subsidiary of any such Holding Company from time to time);

Chief Executive	the Chief Executive of BT or his delegated nominee;

Commencement Date	1 November 2017 (or such other date as may be agreed between the parties);

Confidential Information	any information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory or otherwise) including, but not limited to, any information relating to the business, products, affairs, or finances of the BT Group or its

Associated Companies, which is treated as confidential to the BT Group or its Associated Companies or which the Director is told or ought reasonably to know is confidential or information which has been given to the BT Group or its Associated Companies in confidence by customers, suppliers or other persons, and any trade secrets including, without limitation, technical data and know-how relating to the business of the BT Group or its Associated Companies or any of its business contacts;

Employment	the Director’s employment in accordance with the terms and conditions of this Agreement;

Group Company	any company in the BT Group;

Holding Company	any holding company (as defined in section 1159 of the Companies Act 2006) from time to time of BT;

Salary	£700,000 a year, fixed for a period of five years, or such higher salary as may be determined by the Board from time to time and such salary will be deemed to accrue from day to day;

Senior Independent Director	the Senior Independent Director of BT or his delegated nominee; and

Subsidiary	any subsidiary which for the time being is a subsidiary company (as defined in Section 1159 of the Companies Act 2006) of BT or of any Holding Company.

1.2 A reference to something being determined, specified or required by BT includes a determination, specification or requirement from time to time.

1.3 This Agreement supersedes any previous agreement between BT or any other Group Company and the Director.

2. PERIOD

2.1 Subject to Paragraph 18, this Agreement will commence on the Commencement Date for an initial period of one year. The Company may, prior to the first anniversary of the Commencement Date, elect to terminate this Agreement with effect from the end of the initial period without any obligation to pay any compensation in respect of the Director’s notice period or otherwise.

2.2 If this Agreement continues beyond the initial period, it will, subject to Paragraph 18, continue until either BT has given to the Director written notice of not less than 12 months to terminate, or the Director has given to BT written notice of not less than six months to terminate, this Agreement.

2.3 The Director’s period of continuous employment for statutory purposes will begin on the Commencement Date.

3. DUTIES

3.1 BT will employ the Director and the Director will serve BT as its part-time Chairman of the Company and Board. BT may at its sole and absolute discretion remove from, add to or otherwise vary any of the Director’s duties.

3.2 During the Employment, the Director will:

(a)	perform the duties of Chairman of the Company and the Board and act in accordance with BT’s Articles of Association;

(b)	comply with all BT rules, regulations, policies and procedures (including codes of conduct) and those of any applicable Group Company or Associated Company from time to time in force;

(c)	abide by any statutory, fiduciary or common-law duties to BT and any other Group Company of which the Director is a director;

(d)	promptly provide the Board with all information it may require in connection with the business or affairs of BT and of any other Group Company or Associated Company for which he is required to perform duties; and

(e)	report to BT and any applicable Group Company or Associated Company any matters of concern of which he is aware, in particular any wrongdoing (or proposed wrongdoing), acts of misconduct, dishonesty, breach of any policies of the BT Group or Associated Companies, including but not limited to the codes of conduct or breach of any relevant regulatory rules committed, contemplated or discussed by any member of staff, contractor or other third party.

3.3 The Director’s working hours will be the hours required for the proper performance of his duties, which shall be an average of approximately three days each week.

3.4 The Director agrees, that due to the autonomous nature of his role the duration of his working time cannot be measured or monitored and, accordingly, the Director’s employment falls within the scope of regulation 20 of the Working Time Regulations 1998 (the Regulations).

3.5 The Director’s employment with BT is subject to and conditional upon his being entitled to be lawfully employed by BT in the UK and the Director providing evidence, satisfactory to BT, of the same. The Director will not be permitted to commence employment unless and until he has done this to BT’s satisfaction. The Director agrees to immediately notify BT about any change to his entitlement to work for BT in the UK. If the Director’s lawful employment in the UK is subject to BT making an application for a visa, permission or any other approval in respect of the same, it is a condition of the Director’s employment that he cooperates with any such application and provides BT with any information, assistance and documents as BT may specify.

3.6 Should the Director:

(a)	cease, or appear in BT’s belief to have ceased, to be entitled to be lawfully employed by BT in the UK;

(b)	fail to provide on request documents to demonstrate that he is entitled to be lawfully employed by BT in the UK; or

(c)	not provide BT with the information, assistance or documents it may specify in relation to any application relating to the Director’s lawful employment in the UK,

BT may terminate the Director’s employment without notice and without compensation or Payment in Lieu.

3.7 BT will be entitled at its sole and absolute discretion to appoint another person to act jointly with the Director, including without limitation in circumstances where the Director is suspended (whether pursuant to Paragraph 17.1 of this Agreement or otherwise) or at any time after either party has served notice to terminate the Director’s employment or otherwise purports to do so.

4. SHARE DEALING AND OTHER RULES

4.1 The Director will comply with the BT share dealing rules, BT’s internal codes, rules and/or policies as amended from time to time, BT’s Articles of Association and with all applicable rules and regulations from time to time of the UK Listing Authority, any stock exchange on which BT’s and/or any other Group Company’s shares and/or stock are listed and/or traded, and any other relevant regulatory bodies.

4.2 The Director will:

(a)

consent to BT or any other Group Company inspecting any electronic equipment used by the Director, and to monitoring and recording any use that he makes of BT’s or any other Group Company’s electronic communications and information technology systems for the purpose of ensuring that BT’s rules (and those of any other Group Company) are being complied with and for legitimate business purposes; and

(b)	comply with any electronic communication systems policy that BT may issue from time to time.

5. CONFLICTS

5.1 The Director will promote, and not do anything which is harmful or conflicts with, the interests and reputation of the BT Group.

5.2 The Director will not without obtaining prior written consent of the Senior Independent Director:

(a)	work for (in any capacity) any other person, business, organisation or company or be engaged, concerned or interested either directly or indirectly in any other trade, profession, business or occupation or hold any directorship or office in any company or entity that does or is likely to compete with the BT Group businesses; or

(b)	hold any shares or interests in any business or company that does or is likely to compete with the BT Group businesses.

5.3 BT may require the Director to pay to BT any fees received by him from any directorship of another company.

5.4 If the Director becomes aware of any conflicts of interest that may arise, he must disclose these without delay to the Board.

6. SALARY

6.1 The Director will be paid the Salary in twelve equal monthly instalments, payable on the last business day of each month.

6.2 The Director’s salary will be inclusive of all fees and other remuneration to which he may be or become entitled as a member of any Board Committee (or, if relevant, an officer of any Group Company or Associated Company).

6.3 The Director will not be entitled to be paid a bonus.

6.4 The Director will not be eligible to participate in any of BT’s share plans other than the BT Save As You Earn Scheme and the BT Employee Share Investment Plan or any replacement of either of those plans, subject to the applicable rules of the plan, but participation under such plans will not form part of this Agreement.

6.5 The Director agrees that, pursuant to Part II of the Employment Rights Act 1996, BT has the right to deduct from his Salary and/or any other sum or benefit due to the

Director any amount owed to BT and/or any other company in the BT Group by the Director.

6.6 The Director agrees that:

(a)	any obligation of BT or any other Group Company or Associated Company under this Agreement and any other arrangement relating to remuneration from which the Director benefits or enters into in connection with being a director of BT shall be subject to and conditional on approval by BT shareholders in a general meeting of a policy on directors’ remuneration in accordance with the terms of applicable legislation; and

(b)	in the event that approval is not obtained at any general meeting, the Director will have no entitlement to compensation or damages in respect of any loss suffered as a consequence.

6.7 Any sums paid under this Agreement will be paid subject to applicable deductions for income tax and employee’s National Insurance contributions.

7. INSURANCE

7.1 During the Employment, subject to the Director’s age, health and/or any other personal characteristics (or, where relevant, that of his spouse or children) not preventing cover being obtained without exceptional conditions or unusually high premiums, and to the terms of the relevant policy and rules of the relevant insurer or provider from time to time, BT will arrange private health cover for the Director, the Director’s spouse and children under the age of 18 (or 21 if in full-time education) and dental cover for the Director and the Director’s spouse.

7.2 The Director acknowledges that as the above insured benefits are insured arrangements, the payment of any benefit is subject to the discretion of the insurers. BT has no obligation to assist the Director in the advancement of any claim under the insurance, nor any obligation to make any payment or provide any alternative benefit should the insurer refuse to pay or provide cover for any reason.

8. HOLIDAY

8.1 The Director will be entitled to paid statutory holidays and to 25 days’ paid holiday in each year which accrues rateably each month in arrears. BT’s holiday year runs from 1 April to 31 March.

8.2 The Director’s holiday entitlement will be pro-rated for his first and final year of employment to be consistent with the part of BT’s holiday year that the Director is employed.

9. CAR

BT will provide the Director with a car and a driver both appropriate to his status and responsibilities in accordance with BT’s company car policy from time to time. BT will bear the cost of taxing, insuring, repairing and maintaining the car as well as the cost of business mileage. The cost of any personal use will be subject to reimbursement by the Director at rates agreed between BT and HM Revenue & Customs.

10. TELECOMMUNICATIONS FACILITIES

BT will provide telecommunications facilities and home security at the Director’s main residence and a second UK residence, if applicable, all as determined by BT.

11. SICK PAY

During the Employment, the Director will be entitled to receive sick pay (inclusive of any statutory sick pay and any benefits payable under any permanent health insurance effected by BT) of:

(a)	one twelfth of the Salary for each month in the first six months; and

(b)	one twenty-fourth of the Salary for each month in the next six months in total in any continuous period of two years, subject to production of medical certificates and any other requirements BT may reasonably request, including (without limitation) the Director complying with BT’s sickness policies and procedures for executives (including any sickness reporting obligations).

12. MEDICAL EXAMINATION

BT may, at its expense, require the Director to be examined by a medical practitioner of BT’s choice. BT’s Chief Medical Officer will be entitled to receive a copy of any report produced in connection with all such examinations, on a confidential basis, and to discuss the contents of the report with the doctor who produced it.

13. EXPENSES

BT will reimburse authorised expenses properly incurred in the course of the Director’s duties against receipts or other proof of expenditure.

14. PROFESSIONAL SUBSCRIPTIONS AND ADVICE

14.1 The Director will be reimbursed subscriptions to professional bodies where the Senior Independent Director considers it to be in the interests of BT.

14.2 BT will pay the cost of personal tax and financial planning advice up to a maximum of £5,000 (excluding VAT) a year.

15. INTELLECTUAL PROPERTY

15.1 Subject to the Patents Act 1977, the Registered Designs Act 1949 and the Copyright, Designs and Patents Act 1988, all right, title and interest in and to any intellectual property in any material arising from the Employment is irrevocably and unconditionally assigned to BT. The Director will not use, disclose to any person or exploit any intellectual property belonging to BT.

15.2 The Director hereby authorises BT to appoint someone to be his attorney and in his name and on his behalf, to sign, execute and do all things BT thinks necessary or desirable to fully vest or confirm the vesting in it of all rights as set out in this Paragraph 15.

16. GRIEVANCE PROCEDURE

If the Director has any grievance he may write to the Senior Independent Director who personally will either propose a solution or refer the matter to the Board.

17. OBLIGATION TO PROVIDE WORK

17.1 BT is under no obligation to provide the Director with work and may:

(a)	suspend the Director, if the Board considers this appropriate, for up to three months; or

(b)	if notice to terminate this Agreement has been given or received or the Director seeks to or indicates an intention to resign (or terminate) the Employment without notice (or full notice), vary the Director’s duties or require the Director to cease performing all duties during all or part of the notice period (or during the period that should have been the notice period), in which case BT may continue to pay the Salary in accordance with Paragraph 6.1 and provide the Benefits under this Agreement until this Agreement terminates and the Director will, in addition to his duties of fidelity, confidence and good faith, continue to comply with his obligations under this Agreement, including under Paragraph 5.

17.2 Where Paragraph 17.1 applies, BT may require the Director:

(a)	not to attend any BT Group or Associated Company premises;

(b)	to refrain from business contact with any customers, prospective customers, workers, officers, directors, employees or any other business contacts of the BT Group or any Associated Company.

For the avoidance of any doubt, where Paragraph 17.1 applies, the Director will:

(a)	not compete with BT, any Group Company or any Associated Company; and/or

(b)	not do any act or thing or make or cause to be made any statement reasonably likely to damage the business or reputation of BT, any Group Company or any Associated Company.

17.3 Where Paragraph 17.1(b) applies, the Director will at BT’s request promptly resign in writing as a director of BT (and as a member of any committee of the Board), any other Group Company and of any company of which BT is a shareholder but this Agreement will not terminate on the Director resigning under this sub-paragraph. The Company Secretary of BT is irrevocably authorised as the Director’s attorney to sign a letter of resignation on behalf of the Director if he fails to do so.

18. TERMINATION

18.1 This Agreement will terminate immediately, without compensation, Payment in Lieu or prior notice:

(a)	subject to Paragraphs 17.3 and 18.3, if the Director:

(i)	ceases to be a director under the provisions of BT’s Articles of Association as altered from time to time (other than in connection with a change of control of BT); or

(ii)	resigns as a Director of BT or any Group Company; or

(iii)	is disqualified from acting as a director; or

(b)	if the Director fails in the reasonable opinion of the Board satisfactorily to perform his duties after receiving a written warning.

18.2 BT may terminate this Agreement without notice, and without compensation or Payment in Lieu, if the Board believes that the Director:

(a)	is incapacitated for any reason from performing the Director’s duties for a continuous period of one year or any periods totalling 365 days in any continuous period of two years; or

(b)	is guilty of any fraud, dishonesty or disreputable conduct; or

(c)	is guilty of any misconduct (including outside the course of his employment) or neglect of duty after receiving a warning; or

(d)	is guilty of any gross misconduct or gross negligence or any conduct which, in the opinion of the Board does or may result in the breakdown in trust and confidence between the Director and BT and/or which does or may prejudice any Group Company’s business or reputation; or

(e)

is guilty of a breach of the Market Abuse Regulation, or the rules or regulations as amended from time to time of the UK Listing Authority or any other regulatory authorities relevant to BT or any other Group Company or any code of practice issued by BT or any Group Company from time to time relating to dealing in securities of BT or any Group Company; or

(f)	is convicted of any criminal offence (other than under the Road Traffic Acts for which a penalty of imprisonment is not imposed); or

(g)	repeatedly fails to follow BT’s policies and procedures or his obligations in this Agreement.

18.3 If the Director ceases to be a director of BT because he is not re-elected or deemed to be re-elected at a general meeting, BT may terminate this Agreement immediately and pay compensation in lieu of notice (calculated in accordance with Paragraph 18.4 below).

18.4 Subject to Paragraph 18.5 and the Director complying with his obligations under it, in lieu of giving the Director the 12 months’ notice referred to in Paragraph 2.2 or at any time during any notice period (whether given or received by BT), BT may (but shall not be obliged to) terminate this Agreement immediately and make a payment in lieu of notice equal to:

(a)	the Salary which the Director would have been entitled to receive in accordance with Paragraph 6.1 during the notice period referred to in Paragraph 2.2 if notice had been given or received or (if notice has already been given or received) during the remainder of the notice period; and

(b)	the cost to BT of continuing to provide the Benefits during that period. Alternatively BT may in its absolute discretion continue to provide the Benefits during that period,

(the Payment in Lieu).

18.5 The Payment in Lieu will be payable in equal monthly instalments on the normal payroll dates. These instalments will continue until the date on which the relevant notice period would have expired or (if earlier) the date on which the Director secures alternative full-time employment or engagements, subject to the conditions set out in sub-Paragraphs 18.5(a) to 18.5(b) below:

(a)	the Director will provide to the Board the evidence it may reasonably require on a monthly basis to show that he is making all reasonable efforts to secure alternative employment or engagements and full details of his remuneration package in any such employment or engagements; and

(b)	in the absence of such evidence or if the Board is not satisfied (on reasonable grounds) that the evidence provided shows that the Director is making reasonable efforts to secure alternative employment or engagement(s), BT may cease making any further payments. In these circumstances, the Director will have no right to any compensation or damages in respect of the loss of any further instalments of the Payment in Lieu that would otherwise have been due to him.

18.6 Upon termination of this Agreement, the Director will at BT’s request promptly resign in writing as a director of BT (and as a member of any committee of the Board or any other office holdings) and of any company of which BT is a shareholder and from any Group Company, and will promptly return to BT any property of the BT Group.

18.7 The Company Secretary of BT is irrevocably authorised as the Director’s attorney to sign a letter of resignation on behalf of the Director if he fails to do so.

18.8 After the termination of his employment under this Agreement, the Director will, on request, render assistance and perform any tasks and functions BT may require for its business to assist BT or any other Group Company to deal properly, efficiently and cost-effectively with any matters in connection with the affairs of BT and/or any other Group Company and in respect of which the Director has particular knowledge and expertise by reason of his employment under this Agreement. The Director will be entitled to be reimbursed all reasonable out of pocket expenses properly incurred in rendering assistance and performing the tasks and functions if approved in advance by BT.

19. CONFIDENTIALITY

19.1 The Director must apply the highest standards of confidentiality and not disclose to any person, firm or company (whether during the course of the appointment or at any time after its termination) any Confidential Information concerning BT or any other Group Company with which the Director comes into contact by virtue of his position as Chairman.

19.2 The Director’s attention is also drawn to the requirements under both legislation and regulation as to the handling and disclosure of inside information. The Director should avoid making any statements that might breach these requirements without prior clearance from the BT Company Secretary.

19.3 All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, discs and tapes, digital memory and data storage devices, computer software, computer programmes, computer operating systems, computers, laptops, tablet computers, mobile phones, PDAs, other portable electronic devices, data listing, codes, and other documents and material whatsoever (whether made or created by the Director or otherwise and whether or not containing Confidential Information) relating to the business of BT or any other Group Company (and any copies of the same) shall be handed over and delivered by the Director to BT (or to such other Group Company as the case may require) immediately on demand and in any event on the termination of the Employment (whether or not requested by BT).

19.4 This Paragraph 19 shall continue to apply after the termination of the Employment and the Agreement (whether terminated lawfully or not) without limit in time.

20. RESTRICTIONS

20.1 The Director will be bound by the provisions of the Schedule to this Agreement.

20.2 The 12 month periods referred to in the Schedule will be reduced by any time during which the Director has been suspended, excluded from the premises of the BT Group or not required to undertake his duties under Paragraph 17 immediately prior to the termination of the Employment.

20.3 The Director will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, any company in the BT Group or any Associated Company.

21. DATA PROTECTION

By signing this Agreement, the Director consents to BT holding and processing information about the Director (including sensitive personal data (as defined in the Data Protection Act 1998)) for legal, personnel, administrative and management purposes. The Director consents to BT making the information available to any of its Group Companies, those who provide products or services to any member of the BT Group (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of any member of the BT Group. The Director also consents to the transfer of the information to BT’s business contacts outside the European Economic Area in order to further its business interests.

22. CONTINUATION

Paragraphs 15, 18.5, 18.6, 18.7, 18.8, 19, 20 and 21 inclusive will continue in force after the termination of this Agreement.

23. VARIATION

BT may vary Paragraphs 7 to 10 inclusive, 14 and 16 but only after first consulting the Director.

24. NOTICES

Any notice or document may be served on the Director personally or by posting it to his last known address, or on BT addressed to the Company Secretary at its registered office, and if sent by first class post will be deemed to have been received within 24 hours after posting.

25. COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail or fax shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

26. CONTRACTS (RIGHT OF THIRD PARTIES)

Save for any Group Company or any Associated Company, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

27. MISCELLANEOUS

27.1 This Agreement constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both oral and in writing between BT and the Director (other than those expressly referred to in this Agreement). The Director acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Director’s contract of employment.

27.2 The following provisions shall have effect for the purposes of the Employment Rights Act 1996 as amended:

(a)	there is no current requirement for the Director to work outside the United Kingdom for any consecutive period in excess of one month; and

(b)	there are no collective agreements currently in force which affect directly or indirectly the terms and conditions of the Director’s employment.

27.3 Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment of it.

27.4 This Agreement is governed by, and shall be construed in accordance with, the laws of England. The Courts of England shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with this Agreement.

This Agreement has been executed as a deed and is delivered and takes effect on the date written on the first page of this Agreement.

SIGNED as a DEED and	/s/ Jan du Plessis
DELIVERED by )

in the presence of:	/s/ Jacqueline Williams

Name, address and occupation of witness:
Jacqueline Williams
6 St James’s Square
London
SW1Y 4 DA
Executive Assistant

THE COMMON SEAL of
BT GROUP PLC affixed to this
DEED is AUTHENTICATED by

/s/ Dan Fitz Authorised signatory

SCHEDULE

1. In this Schedule:

(a)	“Expiry Date” means the date of termination or expiry of this Agreement or the date the Employment terminates for any reason.

(b)	“in any capacity” means on the Director’s own behalf or jointly with or on behalf of any person, firm or company, whether directly or indirectly.

(c)	“Business” means any business of the BT Group in the United Kingdom or any other country in which the BT Group conducts its business.

2. Since the Director is likely to obtain in the course of his employment with the BT Group, trade secrets and Confidential Information and personal knowledge of customers and employees of the BT Group, the Director agrees with BT that he will be bound by the following covenants for 12 months immediately following the Expiry Date (less any period of time referred to in Paragraph 20.2 of this Agreement):

(i)	The Director will not in any capacity solicit or endeavour to entice away or offer engagement or employment to, or engage or employ or procure any Designated Person, who was an employee of BT or any other Group Company at the Expiry Date, to be engaged or employed in any business outside of BT or any other Group Company.

A Designated Person is an employee of BT or any other Group Company with whom the Director has had personal dealings in the 12 months immediately preceding the Expiry Date and who had at the Expiry Date knowledge of trade secrets or Confidential Information or knowledge of and connections or influence with customers or prospective customers of BT or any other Group Company.

(ii)	The Director will not in any capacity in competition with the Business, solicit or entice away or endeavour to solicit or entice away business or custom from any person, firm or company:

(a)	that was a customer or prospective customer of BT or any other Group Company during the 12 months immediately preceding the Expiry Date (“the 12 month period”); and

(b)	either (i) with whom or with which the Director personally had had dealings during the 12 month period in the course of the Employment or (ii) about whom the Director was in possession of Confidential Information.

(iii)	The Director will not in any capacity in competition with the Business, do any business with accept orders from or have business dealings with any person, firm or company:

(a)	that was a customer or prospective customer of BT or any other Group Company during the 12 month period; and

(b)	either (i) with whom or with which the Director personally has had dealings during the 12 month period in the course of the Employment or (ii) about whom the Director was in possession of Confidential Information.

(iv)	The Director will not in any capacity carry on, be engaged or employed or be concerned or interested in any business, or take steps to set up, promote or facilitate the establishment of any business or provide services to any business in any case in competition with any Business with which the Director has been directly concerned at any time during the 12 month period prior to the Expiry Date.

For the purposes of this paragraph 2 of this Schedule, any reference to “engagement or employment” means engagement or employment whether under a contract or otherwise and if under a contract includes a contract of employment, or a contract for services or any other form of contract and the terms “engage” and “employ” and their derivatives shall be construed in accordance with this definition.

3. BT contracts with the Director in this Schedule on its own behalf and on behalf of each of its other Group Companies.

4. For the avoidance of doubt it is expressly agreed that each of the sub-paragraphs (i)-(iv) in paragraph 2 of this Schedule is intended to contain separate and severable restraints and if any one or more of such sub-paragraphs are for any reason unenforceable in whole or in part, then the other sub-paragraphs shall nonetheless be and remain effective.

5. The Director acknowledges that the restraints contained in this Schedule and each of them are necessary to protect the legitimate interests of the BT Group, are no wider than reasonably necessary for that purpose, and are reasonable as between the parties to this Agreement. The Director further acknowledges that he has had the opportunity to take independent legal advice on the contents of this Schedule.

6. If any of the restrictions contained in this Schedule shall be adjudged to be void or ineffective or unenforceable for whatever reason but would be adjudged to be valid and effective if part of the wording were deleted or the periods reduced or the area reduced in scope, they shall apply with such modifications as may be necessary to make them valid and effective.

7. Any benefit given or deemed to be given by the Director to a Group Company under this Schedule is received and held on trust by BT for the relevant Group Company. The Director hereby agrees to enter into appropriate restrictive covenants of a similar scope and duration to the restrictions in this Schedule directly with any other Group Company if required to do so by BT.